Exhibit 10.1

BUSINESS FINANCING AGREEMENT

Borrower:	Digital Turbine, Inc. Digital Turbine USA, Inc. Digital Turbine Media, Inc. 1300 Guadalupe, Suite 302 Austin, TX 78701	Lender:	Western Alliance Bank, an Arizona corporation 55 Almaden Boulevard, Suite 100 San Jose, CA 95113

This BUSINESS FINANCING AGREEMENT, dated as of May 23, 2017, is made and entered into between WESTERN ALLIANCE BANK, an Arizona corporation (“Lender”), on the one hand, and DIGITAL TURBINE, INC., a Delaware corporation (“Parent”), DIGITAL TURBINE USA, INC., a Delaware corporation (“USA”), and DIGITAL TURBINE MEDIA, INC., a Delaware corporation (“Media”) (Parent, USA, and Media are sometimes collectively referred to herein as “Borrowers” and each individually as a “Borrower”), on the other hand, on the following terms and conditions:

1.	REVOLVING CREDIT LINE.

1.1	Advances. Subject to the terms and conditions of this Agreement, from the date on which this Agreement becomes effective until the Maturity Date, Lender will make Advances to Borrowers not exceeding the Credit Limit (subject at all times to the Domestic Credit Limit and the EXIM Credit Limit) or the Borrowing Base (subject at all times to the Domestic Borrowing Base and EXIM Borrowing Base), whichever is less; provided that in no event shall Lender be obligated to make any Advance that results in an Overadvance or while any Overadvance is outstanding. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement. It shall be a condition to each Advance that (a) an Advance Request substantially in the form provided by Lender has been received by Lender, (b) all of the representations and warranties set forth in Section 3 are true and correct on and as of the date of such Advance, except for any representation and warranty that is qualified by materiality, which such representation and warranty shall be true and correct in all respects on and as of the date of such Advance, and except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality, which such representation and warranty shall be true and correct in all respects as of such earlier date, (c) no Default has occurred and is continuing, or would result from such Advance, and (d) the Current Ratio shall be equal to or greater than 0.65 to 1.0, measured as of the end of the month, for the most recent 3 months.

1.2	Advance Requests. Borrowers may request that Lender make an Advance by delivering to Lender an Advance Request therefor and Lender shall be entitled to rely on all the information provided by Borrowers to Lender on or with the Advance Request. The Lender may honor Advance Requests, instructions or repayments given by any Authorized Person.

1.3	Due Diligence. Lender may audit each Borrower’s Receivables and any and all records pertaining to the Collateral, at Lender’s sole discretion and at Borrowers’ expense provided; an audit must be completed prior to the initial Advance and at least once every six months thereafter. Upon prior written notice to Borrowers, Lender may at any time and from time to time contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement. If any of the Collateral or Borrowers’ books or records pertaining to the Collateral are in the possession of a third party, each Borrower authorizes that third party to permit Lender or its agents to have access to perform inspections or audits thereof and to respond to Lender’s requests for information concerning such Collateral and records.

1.4	Collections.

(a)	Lender shall have the exclusive right to receive all Collections on all Receivables. Each Borrower shall (i) immediately notify, transfer and deliver to Lender all Collections such Borrower receives for deposit into the Collection Account, (ii) deliver to Lender a detailed cash receipts journal on Friday of each week until the Lockbox is required by Lender and operational, and (iii) upon Lender’s request, immediately enter into a collection services agreement acceptable to Lender (the “Lockbox Agreement”) pursuant to which all Collections received in the Lockbox shall be deposited into the Collection Account. If the Lockbox is required by Lender, each Borrower shall use the Lockbox address as the remit to and payment address for all of such Borrower’s Collections from Account Debtors, and each Borrower shall instruct all Account Debtors to make payments either directly to the Lockbox for deposit by Lender directly to the Collection Account, or instruct them to deliver such payments to Lender by wire transfer, ACH, or other means as Lender may direct for deposit to the Lockbox or Collection Account. It will be considered an immediate Event of Default if this does not occur or the Lockbox is not operational within 45 days of the date the Lockbox is requested by Lender.

(b)	At Lender’s option, Lender may either (i) transfer all Collections deposited into the Collection Account to such Borrower’s Account, or (ii) apply the Collections deposited into the Collection Account to the outstanding Account Balance, in either case, within three business days of the date received; provided that upon the occurrence and during the continuance of any Default, Lender may apply all Collections to the Obligations in such order and manner as Lender may determine. Lender has no duty to do any act other than to apply such amounts as required above. If an item of Collections is not honored or Lender does not receive good funds for any reason, any amount previously transferred to such Borrower’s Account or applied to the Account Balance shall be reversed as of the date transferred or applied, as applicable, and, if applied to the Account Balance, the Finance Charge will accrue as if the Collections had not been so applied. Lender shall have, with respect to any goods related to the Receivables, all the rights and remedies of an unpaid seller under the UCC and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

1.5	Receivables Activity Report. Within 30 days after the end of each Month End, Lender shall send to Borrowers a report covering the transactions for the prior billing period, including the amount of all Advances, Collections, Adjustments, Finance Charges, and other fees and charges. The accounting shall be deemed correct and conclusive unless Borrowers make written objection to Lender within 30 days after the Lender sends the accounting to Borrowers.

1.6	Adjustments. In the event any Adjustment or dispute is asserted by any Account Debtor, Borrowers shall promptly advise Lender and shall, subject to the Lender’s approval, resolve such disputes and advise Lender of any Adjustments; provided that in no case will the aggregate Adjustments made in any calendar month exceed $50,000 unless Borrowers have obtained the prior written consent of Lender which, in its Permitted Discretion, shall not be unreasonably withheld or delayed. So long as any Obligations are outstanding, Lender shall have the right, at any time, to take possession of any rejected, returned, or recovered personal property. If such possession is not taken by Lender, Borrowers are to resell it for Lender’s account at Borrowers’ expense with the proceeds made payable to Lender. While any Borrower retains possession of any returned goods, such Borrower shall segregate said goods and mark them as property of Lender.

1.7	Recourse; Maturity. Advances and the other Obligations shall be with full recourse against Borrowers. On the Maturity Date, Borrowers will pay all then outstanding Advances and other Obligations to the Lender or such earlier date as shall be herein provided.

1.8	Letter of Credit Line. Subject to the terms and conditions of this Agreement, Lender hereby agrees to issue or cause an Affiliate to issue letters of credit for the account of Borrowers (each, a “Letter of Credit” and collectively, “Letters of Credit”) from time to time; provided that (a) the sum of the Letter of Credit Obligations and the FX Amount (as defined in Section 1.10 below) shall not at any time exceed the International Sublimit and (b) the Letter of Credit Obligations will be treated as Advances for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. The form and substance of each Letter of Credit shall be subject to approval by Lender, in its sole discretion. Each Letter of Credit shall be subject to the additional terms of the Letter of Credit agreements, applications and any related documents required by Lender in connection with the issuance thereof (each, a “Letter of Credit Agreement”). Each draft paid under any Letter of Credit shall be repaid by Borrowers in accordance with the provisions of the applicable Letter of Credit Agreement. No Letter of Credit shall be issued that results in an Overadvance or while any Overadvance is outstanding. Upon the Maturity Date, the amount of Letters of Credit Obligations shall be secured by unencumbered cash on terms acceptable to Lender if the term of this Agreement is not extended by Lender.

1.9	Cash Management Services. Borrowers may use availability hereunder up to the Cash Management Sublimit for Lender’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). The entire Cash Management Sublimit will be treated as an Advance for purposes of determining availability under the Domestic Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. The Cash Management Services shall be subject to additional terms set forth in applicable cash management services agreements. Upon the Maturity Date, the amount of Obligations with respect to Cash Management Services shall be secured by unencumbered cash on terms acceptable to Lender if the term of this Agreement is not extended by Lender.

1.10	Foreign Exchange Facility. Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrowers may enter into with Lender in connection with foreign exchange transactions (“FX Contracts”) and subject to the availability under the Credit Limit and the Borrowing Base, Borrowers may request Lender to enter into FX Contracts with Borrowers, which shall be due no later than the Maturity Date unless cash secured on terms satisfactory to Lender. Borrowers shall conduct all their United States foreign currency exchange business through Lender. Borrowers shall pay any standard issuance and other fees that Lender notifies Borrowers will be charged for issuing and processing FX Contracts for Borrowers. The sum of the Letter of Credit Obligations and the FX Amount shall at all times be equal to or less than the International Sublimit. The “FX Amount” shall equal the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between Borrowers and Lender outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve Percentage as of such date. The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Lender, in its sole discretion from time to time. If at any time the Credit Limit is terminated or otherwise ceases to exist, Borrowers shall immediately secure in cash all obligations under the FX Amount on terms acceptable to Lender.

1.11	Overadvances. Upon any occurrence of an Overadvance, Borrowers shall immediately pay down the Advances such that, after giving effect to such payments, no Overadvance exists.

2.	FEES AND FINANCE CHARGES.

2.1	Finance Charges. Lender may, but is not required to, deduct the amount of accrued Finance Charge from Collections received by Lender. The accrued and unpaid Finance Charge shall be due and payable within 10 calendar days after each Month End during the term hereof.

2.2	Fees.

(a)	Termination Fee. In the event the Line of Credit under this Agreement is terminated prior to the first anniversary of the date of this Agreement, Borrowers shall pay the Termination Fee to Lender; provided that if this Agreement, following Borrowers' request and the consent of Lender (which consent shall not be unreasonably withheld), is transferred to an operating division of Lender other than the Capital Finance Group, the transfer will not be deemed a termination resulting in the payment of the Termination Fee; provided that Borrowers agree, at the time of transfer, to the payment of comparable fees in an amount not less than that set forth in this Agreement, and provided further that such transfer is not as a result of an Event of Default.

(b)	Reserved.

(c)	Domestic Facility Fee. Borrowers shall pay the Domestic Facility Fee to Lender promptly upon the execution of this Agreement and on each anniversary thereof.

(d)	EXIM Facility Fee. Borrowers shall pay the EXIM Facility Fee to Lender promptly upon the execution of this Agreement and on each anniversary thereof.

(e)	EXIM Application Fee. Borrowers shall pay the EXIM Application Fee to Lender promptly upon the execution of this Agreement and on each anniversary thereof.

(f)	Reserved.

(g)	Letter of Credit Fees. Borrowers shall pay to Lender fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Lender’s standard fees and charges then in effect for such activity.

(h)	Reserved.

(i)	Cash Management and FX Forward Contract Fees. Borrowers shall pay to Lender fees in connection with the Cash Management Services and the FX Forward Contracts as determined in accordance with Lender’s standard fees and charges then in effect for such activity.

(j)	Due Diligence Fee. Borrowers shall pay the Due Diligence Fee to Lender on each anniversary of the date of this Agreement.

3.	REPRESENTATIONS AND WARRANTIES. Each Borrower represents and warrants:

3.1	No representation, warranty or other statement of such Borrower in any certificate or written statement given to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

3.2	Such Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified.

3.3	The execution, delivery and performance of this Agreement has been duly authorized, and does not conflict with such Borrower’s organizational documents, nor constitute an Event of Default under any material agreement by which such Borrower is bound. Such Borrower is not in default under any agreement to which or by which it is bound.

3.4	Such Borrower has good title to the Collateral, free and clear of any liens and encumbrances other than Permitted Liens.

3.5	In each case except as otherwise notified to Lender pursuant to Section 4.2 hereof, Borrower’s name, form of organization, chief executive office, and the place where the records concerning all Receivables and Collateral are kept is set forth at the beginning of this Agreement, and Borrower is located at its address for notices set forth in this Agreement.

3.6	If such Borrower owns, holds or has any interest in, any copyrights (whether registered, or unregistered), patents or trademarks, and licenses of any of the foregoing, such interest has been specifically disclosed and identified to Lender in writing.

4.	COVENANTS. Each Borrower will:

4.1	Maintain its corporate existence and good standing in its jurisdiction of incorporation, and maintain its foreign qualification in each jurisdiction necessary to such Borrower’s business or operations except where the failure to so maintain such foreign qualification would not reasonably be expected to have a material adverse change in any Borrower’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the Obligations, and not merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of a third party, unless (i) any such acquired entity becomes a “borrower” under this Agreement and (ii) Lender has previously consented to the applicable transaction in writing.

4.2	Give Lender at least 30 days prior written notice of changes to its name, chief executive office or location of records; provided that in connection with any change in the location of any Borrower’s chief executive office or location of records, Borrowers shall provide to Lender a Collateral Access Agreement covering such new location, duly executed by the landlord and otherwise in form satisfactory to Lender. No Borrower will change its form of organization.

4.3	Pay all its taxes including gross payroll, withholding and sales taxes when due (other than such taxes being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of such contest or nonpayment, no property is subject to a material risk of loss or forfeiture) and will deliver satisfactory evidence of payment to Lender if requested.

4.4	Maintain:

(a)	insurance reasonably satisfactory to Lender as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of such Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for such Borrower’s business. Each such policy shall provide for at least thirty (30) days prior notice to Lender of any cancellation thereof.

(b)	all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement, or in an amount acceptable to Lender in its Permitted Discretion. The insurance must be issued by an insurance company acceptable to Lender and must include a lender’s loss payable endorsement in favor of Lender in a form acceptable to Lender.

Upon the request of Lender, Borrowers shall deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force.

4.5	Promptly transfer and deliver to the Collection Account all Collections such Borrower receives.

4.6	Not create, incur, assume, or be liable for any indebtedness, other than Permitted Indebtedness. For the avoidance of doubt, this Section 4.6 shall not restrict the ability of Foreign Subsidiaries to create, incur, assume, or be liable for any indebtedness; provided that any guarantee by any Borrower of such indebtedness of a Foreign Subsidiary is not Permitted Indebtedness. As used in this Section 4.6, “guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such indebtedness or other obligation of the payment or performance of such indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any indebtedness or other obligation of any other Person (or any right, contingent or otherwise, of any holder of such indebtedness to obtain any such Lien).

4.7	Promptly notify Lender if such Borrower hereafter obtains any interest in any copyrights, patents, trademarks or licenses that are significant in value or are material to the conduct of its business.

4.8	Provide the following financial information and statements in form and content acceptable to Lender, and such additional information as requested by Lender from time to time. Lender has the right to require Borrowers to deliver financial information and statements to Lender more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)	Within 150 days of the fiscal year end, the annual financial statements of Parent, certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to the Lender) by Parent’s current (as of the date hereof) Certified Public Accountants or another Certified Public Accountant acceptable to Lender. The statements shall be prepared on a consolidated and consolidating basis in accordance with GAAP.

(b)	No later than 30 days after the end of each month (including the last period in each fiscal year), monthly financial statements of Parent, including balance sheet, income statement, and deferred revenue schedule (to the extent any Borrower has any deferred revenue for such period), certified and dated by an authorized financial officer. The statements shall be prepared on a consolidated and consolidating basis in accordance with GAAP.

(c)	Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by any Borrower to or from Borrowers’ auditor. If no management letter is prepared, Borrowers shall, upon Lender’s request, obtain a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(d)	Copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for Borrower concurrent with the date of filing with the Securities and Exchange Commission (it being understood and agreed that any posting on EDGAR shall be deemed to satisfy the requirements of this Section 4.8(d)).

(e)	Consolidated board approved annual budget and financial projections specifying the assumptions used in creating the projections. Annual consolidated budget and projections shall in any case be provided to Lender within 30 days of each fiscal year end.

(f)	Within 30 days of the end of each month, a compliance certificate of Borrowers, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action Borrowers are taking and propose to take with respect thereto.

(g)	Within 30 days of the end of each fiscal quarter, sampling of copies of invoices along with the supporting purchase orders, proof-of-delivery and acceptance documentation.

(h)	Within 15 days of filing, copies of all business tax returns, which must be prepared by Parent’s current (as of the date hereof) Certified Public Accountants or another Certified Public Accountant acceptable to Lender.

(i)	Within 10 days after the 15th day and end of each calendar month, (i) a roll forward domestic borrowing base certificate, in substantially the form attached hereto as Exhibit B, setting forth Domestic Eligible Receivables and Receivable Amounts thereof as of the last day of the preceding reporting period, and (ii) a roll forward EXIM borrowing base certificate, in substantially the form attached hereto as Exhibit C, setting forth EXIM Eligible Receivables and Receivable Amounts thereof as of the last day of the preceding reporting period.

(j)	Within 10 days after the 15th day and the end of each calendar month, a detailed aging of each Borrower's receivables by invoice date and due date, separating domestic receivables and EXIM receivables, together with payable aging by invoice date and due date, inventory analysis, sales or billing journal, cash receipts report, and such other matters as Lender may request.

(k)	Promptly upon Lender’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to each Borrower and as to each Guarantor as Lender may reasonably request.

Notwithstanding the foregoing, so long as the Current Ratio is greater than 0.80 to 1.0 as of the most recent Month End, or no Advances are outstanding, the borrowing base certificates and reporting due under clauses (i) and (j), respectively, of this Section 4.8 with respect to the 15th day of the month shall not be required.

4.9	Maintain its primary depository and operating accounts with Lender and, in the case of any deposit accounts not maintained with Lender, grant to Lender a first priority perfected security interest in and “control” (within the meaning of A.R.S. Section 47-9104) of such deposit account pursuant to documentation acceptable to Lender.

4.10	Provide to Lender:

(a)	promptly upon the execution hereof, the following documents which shall be in form satisfactory to Lender:

(i)	EXIM Documents (other than the EXIM Guarantee);

(ii)	account control agreements with respect to any depository, operating or investment accounts held at another financial institution other than Lender;

(iii)	a Subordination Agreement in favor of Lender executed by Noteholders holding at least 66.6% of the total indebtedness evidenced by the Notes (as defined in the Indenture);

(iv)	a collateral pledge agreement in favor of Lender by (A) Parent pledging 100% of the issued and outstanding Ownership Interests of each of USA and Media and (B) USA and Media pledging 65% of the issued and outstanding Ownership Interests of each direct Foreign Subsidiary of USA and Media, respectively, entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2) and 100% of the issued and outstanding Ownership Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2));

(v)	the original certificates evidencing 100% of the issued and outstanding Ownership Interests of each of USA and Media, and undated stock powers with respect thereto, duly executed in blank; and

(b)	as soon as practicable but in any event not later than 30 days after the date of this Agreement:

(i)	a Collateral Access Agreement in favor of Lender executed, respectively, by the owners of the properties located at (x) 1300 Guadalupe Street, Suite 302, Austin, TX 78701, and (y) 406 Blackwell Street, Suite 500, Durham, NC 27701; and

(ii)	the original certificates evidencing 65% of the issued and outstanding Ownership Interests of each direct Foreign Subsidiary of USA and Media entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2) and 100% of the issued and outstanding Ownership Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)), and undated stock powers with respect thereto, duly executed in blank.

4.11	Promptly provide to Lender such additional information and documents regarding the finances, properties, business or books and records of Borrowers or any Guarantor or any other obligor as Lender may reasonably request.

4.12	Maintain Borrowers’ financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)	Current Ratio not at any time less than 0.65 to 1.0, measured as of the end of each month during which any Advances were outstanding.

(b)	Quarterly consolidated revenue of Parent, measured as of the end of each fiscal quarter during which any Advances were outstanding, to not negatively deviate by more than 15% from the projections approved by Parent's board of directors and delivered to Lender pursuant to Section 4.8(e) hereof.

4.13	Not declare or pay, or permit any Subsidiary to declare or pay, any Distributions, or pay any other Restricted Payments, other than Permitted Restricted Payments.

4.14	Not permit Borrowers’ trade accounts payable that are 60 days or more past invoice due date to exceed (measured as of the last day of each calendar month): (a) $5,000,000 in aggregate for the months ending July 31, 2017 through and including January 31, 2018, (b) $4,400,000 in aggregate for the months ending February 28, 2018 through and including September 30, 2018, and (c) $3,800,000 in aggregate for the months ending October 31, 2018 and thereafter.

5.	SECURITY INTEREST. To secure the prompt payment and performance to Lender of all of the Obligations, each Borrower hereby grants to Lender a continuing security interest in the Collateral. No Borrower is authorized to sell, assign, transfer or otherwise convey any Collateral without Lender’s prior written consent, except for non-exclusive outbound licenses of intellectual property in the ordinary course of business. Each Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral. Each Borrower agrees to deliver to Lender the originals of all instruments, chattel paper and documents evidencing or related to Receivables and Collateral. Borrowers shall not grant or permit any lien or security in the Collateral or any interest therein other than Permitted Liens.

6.	POWER OF ATTORNEY. Each Borrower irrevocably appoints Lender and its successors and assigns as true and lawful attorney in fact, and authorizes Lender (a) to, whether or not there has been an Event of Default, (i) collect, receive, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables, all in Lender’s name or such Borrower’s name, as Lender may choose; (ii) prepare, file and sign such Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (iii) notify all Account Debtors with respect to the Receivables to pay Lender directly; (iv) receive and open all mail addressed to such Borrower for the purpose of collecting the Receivables; (v) endorse such Borrower’s name on any checks or other forms of payment on the Receivables; (vi) execute on behalf of such Borrower any and all instruments, documents, financing statements and the like to perfect Lender’s interests in the Receivables and Collateral; (vii) debit any of such Borrower’s deposit accounts maintained with Lender for any and all Obligations due under this Agreement; and (viii) do all acts and things necessary or expedient, in furtherance of any such purposes, and (b) to, upon the occurrence and during the continuance of an Event of Default, (i) sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Receivables; and (ii) demand, and sue any Account Debtor for, the monies due or which may become due upon or with respect to the Receivables and compromise, prosecute, or defend any action, claim, case or proceeding relating to the Receivables, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender’s name or such Borrower’s name, as Lender may choose. Upon the occurrence and continuation of an Event of Default, all of the power of attorney rights granted by each Borrower to Lender hereunder shall be applicable with respect to all Receivables and all Collateral.

7.	DEFAULT AND REMEDIES.

7.1	Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default hereunder.

(a)	Failure to Pay. Borrowers fail to make a payment when due under this Agreement.

(b)	Lien Priority. Lender fails to have an enforceable first priority lien (except for any prior liens to which Lender has consented in writing) on or security interest in the Collateral.

(c)	False Information. Any Borrower (or any Guarantor) has given Lender any materially false or misleading information or representations or has failed to disclose any material fact relating to the subject matter of this Agreement.

(d)	Death. Any Guarantor dies or becomes legally incompetent, or if Borrower is a partnership, any general partner dies or becomes legally incompetent.

(e)	Bankruptcy. Any Borrower (or any Guarantor) files a bankruptcy petition, a bankruptcy petition is filed against any Borrower (or any Guarantor) or any Borrower (or any Guarantor) makes a general assignment for the benefit of creditors.

(f)	Receivers. A receiver or similar official is appointed for a substantial portion of any Borrower’s (or any Guarantor’s) business, or the business is terminated.

(g)	Judgments. Any judgments or arbitration awards are entered against any Borrower (or any Guarantor), or any Borrower (or any Guarantor) enters into any settlement agreements with respect to any litigation or arbitration involving payments of $100,000, for an individual judgment, award, or agreement or $250,000 in the aggregate for all such judgments, awards, and agreements.

(h)	Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in any Borrower’s (or any Guarantor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the Obligations.

(i)	Cross-default. Any default occurs under any agreement in connection with any indebtedness any Borrower (or any Guarantor) or any of any Borrower’s Affiliates has obtained from anyone else or which any Borrower (or any Guarantor) or any of any Borrower’s Affiliates has guaranteed (in each case other than trade accounts payable incurred in the ordinary course of business that constitute Permitted Indebtedness).

(j)	Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement, or any such document is no longer in effect.

(k)	Other Agreements. Any Borrower (or any Guarantor) or any of any Borrower’s Affiliates fails to perform any obligation under any other agreement any Borrower (or any Guarantor) or any of any Borrower’s Affiliates has with Lender or any Affiliate of Lender.

(l)	Change of Control. (i) A transaction, other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Lender, occurs in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Parent ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect more than 50% of the Board of Directors of Parent, who did not have such power before such transaction, or (ii) Parent ceases to own and control, directly and indirectly, 100% of the capital ownership of each other Borrower.

(m)	Other Breach Under Agreement. Borrowers fail to perform any obligation under, any term of this Agreement not specifically referred to above.

7.2	Remedies. Upon the occurrence of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Advances or extending any other financial accommodations to Borrowers; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Section 7.1(e), automatically and without notice or demand, due and payable in full; and (3) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the Arizona Uniform Commercial Code, all the power of attorney rights described in Section 6 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Receivables and all Collateral in any commercially reasonable manner.

8.	ACCRUAL OF INTEREST, FEES. All interest and finance charges hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used. Lender may charge interest, finance charges and fees based upon the projected amounts thereof as of the due dates therefor, and adjust subsequent charges to account for the actual accrued amounts. If any amount due under Section 2.2, amounts due under Section 9, and any other Obligations not otherwise bearing interest hereunder is not paid when due, such amount shall bear interest at a per annum rate equal to the Finance Charge Percentage until the earlier of (i) payment in good funds or (ii) entry of a trial judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law.

9.	FEES, COSTS AND EXPENSES; INDEMNIFICATION. Borrowers will pay to Lender upon demand all reasonable and documented out-of-pocket fees, costs and expenses (including EXIM Bank Expenses, reasonable fees and expenses of outside attorneys and other third party professionals) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrowers or any other person) in any way relating to the Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against Borrowers or any Guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Receivables or the Collateral, (e) collecting the Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving any Borrower, any Receivable, the Collateral, any Account Debtor, or any Guarantor. Borrowers shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing, except to the extent that such claims, actions, damages, costs, expenses, and liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Lender.

10.	INTEGRATION, SEVERABILITY WAIVER, CHOICE OF LAW, FORUM AND VENUE.

10.1	This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrowers concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrowers concerning this credit; and (c) are intended by Lender and Borrowers as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Lender retains all of its rights, even if it makes an Advance after a default. If Lender waives a default, it may enforce a later default. Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment.

10.2	THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ARIZONA. THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF MARICOPA, ARIZONA, OR, AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS JURISDICTION OVER THE SUBJECT MATTER AND PARTIES IN CONTROVERSY. EACH PARTY HERETO WAIVES ANY RIGHT TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION AND STIPULATES THAT THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF MARICOPA, ARIZONA SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER EACH SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR ANY OTHER RELATED DOCUMENTS. SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST BORROWERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THEIR ADDRESSES SPECIFIED FOR NOTICES PURSUANT TO SECTION 11.

11.	NOTICES; TELEPHONIC AND TELEFAX AUTHORIZATIONS. All notices shall be given to Lender and Borrowers at the addresses or faxes set forth on the signature page of this agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, telefax or telex. Lender may honor telephone or telefax instructions for Advances or repayments given, or purported to be given, by any one of the Authorized Persons. Borrowers shall indemnify and hold Lender harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions Lender reasonably believes are made by any Authorized Person. This paragraph will survive this Agreement’s termination, and will benefit Lender and its officers, employees, and agents.

12.	DEFINITIONS AND CONSTRUCTION.

12.1	Definitions. In this Agreement:

“Account Balance” means at any time the aggregate of the Advances outstanding as reflected on the records maintained by Lender, together with any past due Finance Charges thereon.

“Account Debtor” has the meaning in the UCC and includes any person liable on any Receivable, including without limitation, any guarantor of any Receivable and any issuer of a letter of credit or banker’s acceptance assuring payment thereof.

“Adjustments” means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Receivable.

“Advance” means an advance made by Lender to Borrowers under this Agreement.

“Advance Rate” means (i) up to 80% in the case of Domestic Eligible Receivables, and (ii) up to 90% in the case of EXIM Eligible Receivables, or in each case, such lesser percentage as Lender may from time to time establish in its Permitted Discretion upon notice to Borrowers.

“Advance Request” means a writing substantially in the form provided by Lender and signed by an Authorized Person requesting an Advance.

“Agreement” means this Business Financing Agreement.

“Affiliate” means, as to any person or entity, any other person or entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, such person or entity.

“Authorized Person” means any one of the individuals authorized to sign on behalf of Borrowers, and any other individual designated by any one of such authorized signers.

“Borrower Agreement” is the Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement executed by Borrowers in favor of EXIM Bank and Lender.

“Borrower’s Account” means a Borrower’s general operating account maintained with Lender, into which Advances will be deposited unless otherwise instructed by such Borrower in writing.

“Borrowing Base” means at any time the sum of (i) the Domestic Borrowing Base plus (ii) the EXIM Borrowing Base.

“Cash Management Sublimit” means $250,000.

“Collateral” means all of each Borrower’s rights and interest in any and all personal property, whether now existing or hereafter acquired or created and wherever located, and all products and proceeds thereof and accessions thereto, including but not limited to the following (collectively, the “Collateral”): (a) all accounts (including health care insurance receivables), chattel paper (including tangible and electronic chattel paper), inventory (including all goods held for sale or lease or to be furnished under a contract for service, and including returns and repossessions), equipment (including all accessions and additions thereto), instruments (including promissory notes), investment property (including securities and securities entitlements), documents (including negotiable documents), deposit accounts, letter of credit rights, money, any commercial tort claim of such Borrower which is now or hereafter identified by such Borrower or Lender, general intangibles (including payment intangibles and software), goods (including fixtures) and all of such Borrower’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including without limitation, insurance proceeds, and all supporting obligations and the security therefore or for any right to payment.

“Collateral Access Agreement” means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Collateral, in each case, in form and substance satisfactory to Lender.

“Collection Account” means the deposit account maintained with Lender which, pursuant to the Lockbox Agreement, all Collections received in the Lockbox are to be deposited, and as to which Borrowers have no right to withdraw funds.

“Collections” means all payments from or on behalf of an Account Debtor with respect to Receivables.

“Compliance Certificate” means a certificate in the form attached as Exhibit A to this Agreement by an Authorized Person that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered, except for any representation and warranty that is qualified by materiality, which such representation and warranty shall be true and correct in all respects as of the date of such delivery, and except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality, which such representation and warranty shall be true and correct in all respects as of such earlier date.

“Credit Limit” means the sum of Domestic Credit Limit plus the EXIM Credit Limit, which is intended to be the maximum amount of Advances at any time outstanding.

“Current Ratio” means ratio of (a) the sum of Borrowers’ unrestricted cash, plus trade accounts receivable net of any reserve for uncollectable accounts and excluding any receivables from Affiliates whether trade or otherwise, divided by (b) all liabilities denoted as current according to GAAP, including any Advances (or deemed Advances) whether or not denoted as a current liability, and all license fees and revenue share obligations, but excluding deferred revenue.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.

“Distributions” means dividends or distributions of earnings made by a Person to its Owners.

“Domestic Borrowing Base” means at any time the sum of (i) the Domestic Eligible Receivable Amount multiplied by the applicable Advance Rate, minus (ii) such reserves as Lender may deem proper and necessary from time to time.

“Domestic Credit Limit” means $2,500,000, which is intended to be the maximum amount of Advances at any time outstanding with respect to Domestic Eligible Receivables.

“Domestic Eligible Receivable” means a Receivable that satisfies all of the following:

(a)	The Receivable has been created by the applicable Borrower in the ordinary course of such Borrower’s business and without any obligation on the part of such Borrower to render any further performance.

(b)	There are no conditions which must be satisfied before the applicable Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments or guaranteed sales.

(c)	The Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise; provided that Lender may approve, on a case-by-case basis in its sole discretion, that the portion, if any, of such Receivable as to which the Account Debtor has not claimed any defense to payment shall not be deemed ineligible by reason of this clause (c).

(d)	The Receivable, or the applicable portion thereof (as approved by Lender on a case-by-case basis in its sole discretion), is not the obligation of an Account Debtor who has asserted or may be reasonably be expected to assert any counterclaims or offsets against the applicable Borrower (including offsets for any “contra accounts” owed by such Borrower to the Account Debtor for goods purchased by such Borrower or for services performed for such Borrower).

(e)	The Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount.

(f)	The applicable Borrower has sent an invoice to the Account Debtor in the amount of the Receivable.

(g)	The applicable Borrower is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor’s obligation to pay the Receivable. The Borrower has taken all appropriate actions to ensure access to the courts of the state where Account Debtor is located, including, where necessary; the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by such Borrower as a foreign corporation authorized to transact business in such state.

(h)	The Receivable is owned by the applicable Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender, and Lender has a perfected, first priority security interest in such Receivable.

(i)	The Account Debtor on the Receivable is not any of the following: (1) an employee, Affiliate, parent or subsidiary of any Borrower, or an entity which has common officers or directors with any Borrower; (2) the U.S. government or any agency or department of the U.S. government unless the applicable Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against such Borrower; (3) any person or entity located in a foreign country unless (A) the Receivable is supported by an irrevocable letter of credit issued by a bank acceptable to Lender, and (B) if requested by Lender, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender; or (4) an Account Debtor as to which 35% or more of the aggregate dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within 90 days from invoice date (or within 120 days as approved by Lender on a case-by-case basis in its sole discretion).

(j)	The Receivable is not in default (a Receivable will be considered in default if any of the following occur: (i) the Receivable is not paid within 90 days from its invoice date (or within 120 days as approved by Lender on a case-by-case basis in its sole discretion); (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors).

(k)	The Receivable does not arise from the sale of goods which remain in the applicable Borrower’s possession or under such Borrower’s control.

(l)	The Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to the applicable Borrower under any other obligation which is evidenced by a promissory note.

(m)	the Receivable is not that portion of Receivables due from an Account Debtor which is in excess of 30% of the applicable Borrower’s aggregate dollar amount of all outstanding Receivables.

(n)	The Receivable is otherwise acceptable to Lender.

“Domestic Eligible Receivable Amount” means at any time the sum of the Receivable Amounts of the Domestic Eligible Receivables.

“Domestic Facility Fee” means a fee equal to 0.32% of the Domestic Credit Limit due upon the date of this Agreement and each anniversary thereof so long as any Advances are outstanding or available hereunder.

“Domestic Line of Credit” means the revolving line of credit hereunder pursuant to which Borrowers may request Lender to issue Advances with respect to Domestic Eligible Receivables up to the Domestic Credit Limit, as specified in Section 1.1 hereof.

“Domestic Overadvance” means at any time an amount equal to the greater of the amount (if any) by which the total amount of the outstanding Advances with respect to Domestic Eligible Receivables (including deemed Advances with respect to the International Sublimit and the total amount of the Cash Management Sublimit) exceeds the lesser of the Credit Limit or the Domestic Borrowing Base.

“Domestic Subsidiary” means any direct or indirect Subsidiary of Parent organized under the laws of any state of the United States or the District of Columbia.

“Due Diligence Fee” means a payment of an annual fee equal to $900 due upon each anniversary of the date of this Agreement so long as any Advance is outstanding or available hereunder.

“Eligible Receivable” means a Domestic Eligible Receivable or an EXIM Eligible Receivable.

“EXIM Application Fee” means a fee in the amount of $100 per annum.

“EXIM Bank” means Export-Import Bank of the United States.

“EXIM Bank Expenses” are all reasonable fees that the Lender pays to the EXIM Bank in consideration of the issuance of the EXIM Guarantee.

“EXIM Borrowing Base” means at any time the sum of (i) the EXIM Eligible Receivable Amount multiplied by the applicable Advance Rate, minus (ii) such reserves as Lender may deem proper and necessary from time to time.

“EXIM Credit Limit” initially means $0. Upon credit approval by EXIM Bank and Lender’s receipt of the signed EXIM Guarantee, EXIM Credit Limit shall thereafter mean $2,500,000, which is intended to be the maximum amount of Advances at any time outstanding with respect to EXIM Eligible Receivables.

“EXIM Documents” means the EXIM Guarantee, the Borrower Agreement, and each other agreement executed in connection therewith.

“EXIM Eligible Receivables” means Eligible Export-Related Accounts Receivable as defined in the Borrower Agreement.

“EXIM Facility Fee” means a fee equal to 1.50% of the EXIM Credit Limit due upon the date of this Agreement and each anniversary thereof so long as any Advances are outstanding or available hereunder.

“EXIM Guarantee” means the Master Guaranty Agreement executed by EXIM Bank in favor of Lender.

“EXIM Line of Credit” means the revolving line of credit hereunder pursuant to which Borrowers may request Lender to issue Advances with respect to EXIM Eligible Receivables up to the EXIM Credit Limit, as specified in Section 1.1 hereof.

“EXIM Overadvance” means at any time an amount equal to the amount (if any) by which the total amount of the outstanding Advances with respect to EXIM Eligible Receivables (including deemed Advances with respect to the International Sublimit exceeds the lesser of the EXIM Credit Limit or the EXIM Borrowing Base.

“Event of Default” has the meaning set forth in Section 7.1.

“Finance Charge” means an interest amount equal to the Finance Charge Percentage of the ending daily Account Balance for the relevant period.

“Finance Charge Percentage” means a rate per year equal to (i) the Prime Rate plus 1.25 percentage points with respect to Advances made under the Domestic Line of Credit, and (ii) the Prime Rate plus 1.25 percentage points with respect to Advances made under the EXIM Line of Credit, and, in each case, plus an additional 5.00 percentage points during any period that an Event of Default has occurred and is continuing.

“Foreign Subsidiary” means any direct Subsidiary of a Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, which are in effect as of the date of this Agreement. If any changes in accounting principles from those in effect on the date hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating financial condition and results of operations of Borrowers and their Subsidiaries shall be the same after such changes as if such changes had not been made.

“Guarantor(s)” means, individually or collectively as the context requires, all Domestic Subsidiaries (other than those that are Borrowers) and every other Person who now or hereafter executes a guaranty in favor of Lender with respect to the Obligations.

“Indenture” means that certain Indenture, dated as of September 28, 2016, as amended, among Parent, as issuer, U.S. Bank, as Trustee, and the Guarantors party thereto, providing for the issuance of 8.75% Convertible Senior Notes due 2020.

“International Sublimit” means $500,000.

“Inventory” means and includes all of each Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment, arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Lender” means WESTERN ALLIANCE BANK, an Arizona corporation, and its successors and assigns.

“Letter of Credit” has the meaning set forth in Section 1.8.

“Letters of Credit Obligation” means, at any time, the sum of, without duplication, (i) the maximum amount available to be drawn on all outstanding Letters of Credit issued by Lender or by Lender’s Affiliate and (ii) the aggregate amount of all amounts drawn and unreimbursed with respect to Letters of Credit issued by the Lender or by Lender’s Affiliate.

“Loan Parties” means individually and collectively, Borrowers and Guarantors (each a “Loan Party”).

“Lockbox” is defined in the Lockbox Agreement.

“Lockbox Agreement” is defined in Section 1.4(a).

“Maturity Date” means two years from the date hereof or such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 7.2.

“Month End” means the last calendar day of each month.

“Noteholders” means, collectively, each Holder (as defined in the Indenture as in effect as of the date hereof), and each other holder of any of the Notes (as defined in the Indenture) at any time or from time to time (each, a “Noteholder”).

“Obligations” means all liabilities and obligations of Borrowers (and each of them) to Lender of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Advances, Finance Charges, fees, interest, expenses, professional fees and attorneys’ fees.

“Overadvance” means a Domestic Overadvance or an EXIM Overadvance.

“Owner” means, with respect to any Person, any other Person owning Ownership Interests of such Person.

“Ownership Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of an asset based lender) business judgment.

“Permitted Indebtedness” means:

(a)	indebtedness under this Agreement or that is otherwise owed to the Lender.

(b)	indebtedness existing on the date hereof and specifically disclosed on a schedule to this Agreement.

(c)	purchase money indebtedness (including capital leases) incurred to acquire capital assets in ordinary course of business and not exceeding $150,000 in total principal amount at any time outstanding.

(d)	other indebtedness in an aggregate amount not to exceed $150,000 at any time outstanding; provided that such indebtedness is junior in priority (if secured) to the Obligations and provided that the incurrence of such Indebtedness does not otherwise cause and Event of Default hereunder.

(e)	indebtedness incurred in the refinancing of any indebtedness set forth in (a) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrowers.

(f)	unsecured indebtedness owing to the Noteholders that did not sign a subordination agreement in favor of Lender as of the date hereof and all other obligations owing to such Noteholders arising under the Indenture as in effect as of the date hereof.

(g)	unsecured Subordinated Debt; provided that Subordinated Debt of the Noteholders must represent at all times at least 66.6% of the total indebtedness evidenced by the Notes (as defined in the Indenture).

(h)	the Warrant Obligations (as defined in the Subordination Agreements).

(i)	indebtedness by and among the Loan Parties.

(j)	indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business.

(k)	indebtedness constituting trade accounts payable incurred in the ordinary course of business; provided, that trade accounts payable incurred in the ordinary course of business that are 60 days or more past invoice due date shall constitute “Permitted Indebtedness” up to the amounts specified in Section 4.14.

(l)	Media’s reimbursement obligations with respect to BNT Properties Pty Limited under that certain Australia and New Zealand Banking Group Limited (ANZ) Guarantee No. GO235912092 issued on January 15, 2016 (as amended).

“Permitted Liens” means the following but only with respect to property not consisting of Receivables or Inventory:

(a)	Liens securing any of the indebtedness described in clauses (a) through (d) of the definition of Permitted Indebtedness.

(b)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender’s security interests.

(c)	Liens on cash collateral securing Media’s reimbursement obligations with respect to BNT Properties Pty Limited under that certain Australia and New Zealand Banking Group Limited (ANZ) Guarantee No. GO235912092 issued on January 15, 2016 (as amended).

(d)	Liens incurred in connection with the extension, renewal or refinancing of the indebtedness described in clause (e) of the definition of Permitted Indebtedness, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Permitted Restricted Payments” means (a) payments on the Subordinate Debt, including the Warrant Obligations (as defined in the Subordination Agreements delivered as of the date hereof), to the extent permitted by the applicable Subordination Agreement, (b) payments on the indebtedness referenced in clause (f) or clause (h) of the definition of Permitted Indebtedness, so long as no Event of Default has occurred and is continuing and would not exist immediately after such payment, (c) repurchases of stock from former employees or consultants pursuant to the terms of written agreements with such employees and consultants who performed services for Parent or any Subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price, provided that an Event of Default has not occurred and is not continuing, and would not exist immediately after such repurchase, and (d) Distributions by any Borrower to the Borrower that is its owner.

“Person” shall mean any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether national, federal, provincial, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

“Prime Rate” means the greater of 4.00% per year or the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Lender as its Prime Rate. Lender may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Prime Rate.

“Receivable Amount” means as to any Receivable, the Receivable Amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever, whether or not claimed by the Account Debtor.

“Receivables” means each Borrower’s rights to payment arising in the ordinary course of such Borrower’s business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers acceptances.

“Restricted Payment” means (a) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Subordinated Debt or the indebtedness referenced in clause (f) or clause (h) of the definition of Permitted Indebtedness, (b) any Distribution on account of any Ownership Interests of any Loan Party, now or hereafter outstanding, (c) any purchase, redemption, retirement, sinking fund, or other direct or indirect acquisition for value of any Ownership Interests of any Loan Party now or hereafter outstanding, (d) any distribution of Assets to any Owners of any Loan Party, whether in cash, Assets, or in obligations of such Loan Party, (e) any allocation or other set apart of any sum for the payment of any Distribution on, or for the purchase, redemption or retirement of, any Ownership Interests of any Loan Party, or (f) any other distribution by reduction of capital or otherwise in respect of any Ownership Interests of any Loan Party.

“Subordinated Debt” means indebtedness of any Borrower that is expressly subordinated to the indebtedness of such Borrower owed to Lender pursuant to a Subordination Agreement satisfactory in form and substance to Lender. Lender acknowledges and agrees that the Subordination Agreements delivered as of the date hereof pursuant to Section 4.10(a)(iii) hereof are satisfactory in form and substance to Lender.

“Subordination Agreement(s)” means, individually or collectively as the context requires, (a) each Subordination Agreement, dated on or about May 18, 2017 or May 19, 2017, executed and delivered by a Noteholder in favor of Lender pursuant to Section 4.10(a)(iii) hereof, and (b) any other subordination agreement accepted by Lender from time to time..

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, trust or other entity (whether now existing or hereafter organized or acquired) of which such Person or one or more Subsidiaries of such Person at the time owns or controls directly or indirectly more than 50% of the shares of stock or partnership or other ownership interest having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees or otherwise exercising control of such corporation, limited liability company, partnership, trust or other entity (irrespective of whether at the time stock or any other form of ownership of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Termination Fee” means 0.50% of the Credit Limit.

“UCC” means the Arizona Uniform Commercial Code, as amended or supplemented from time to time.

12.2	Construction:

(a)	In this Agreement: (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender; (iii) the terms “include” and “including” are not limiting; (iv) the term “or” has the inclusive meaning represented by the phrase “and/or,” (v) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof.

(b)	Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrowers or Lender, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel. In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

(c)	Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

13.	JURY TRIAL WAIVER. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

14.	RESERVED.

15.	EXECUTION, EFFECTIVENESS, SURVIVAL. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other documents executed in connection herewith constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective upon the execution and delivery hereof by Borrowers and Lender and shall continue in full force and effect until the Maturity Date and thereafter so long as any Obligations remain outstanding hereunder. Lender reserves the right to issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrowers’ behalf. Borrowers agree that Lender shall have the right to identify Borrowers by name in those materials.

16.	OTHER AGREEMENTS. Any security agreements, liens and/or security interests securing payment of any obligations of Borrowers owing to Lender or its Affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement. An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrowers and Lender or its Affiliates.

17.	REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by any Borrower or any Guarantor, or the transfer to Lender of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the United States Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and reasonable attorneys’ fees of Lender related thereto the liability of such Borrower and such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

18.	PATRIOT ACT NOTIFICATION. Lender hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (“Patriot Act”), Lender is required to obtain, verify and record information that identifies Borrowers, which information includes the names and addresses of Borrowers and other information that will allow Lender to identify Borrowers in accordance with the Patriot Act.

19.	JOINT AND SEVERAL LIABILITY; SINGLE LOAN ACCOUNT.

19.1	Joint and Several Liability. Each Borrower agrees that it is jointly and severally, directly and primarily liable to Lender for payment, performance and satisfaction in full of the Obligations and that such liability is independent of the duties, obligations, and liabilities of the other Borrowers. Lender may bring a separate action or actions on each, any, or all of the Obligations against any Borrower, whether action is brought against the other Borrowers or whether the other Borrowers are joined in such action. In the event that any Borrower fails to make any payment of any Obligations on or before the due date thereof, the other Borrowers immediately shall cause such payment to be made or each of such Obligations to be performed, kept, observed, or fulfilled.

19.2	Primary Obligation; Waiver of Marshaling. This Agreement and the related documents to which Borrowers are a party are a primary and original obligation of each Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to this Agreement or the related documents to which Borrowers are a party. Each Borrower agrees that its liability under this Agreement and the related documents which Borrowers are a party shall be immediate and shall not be contingent upon the exercise or enforcement by Lender of whatever remedies they may have against the other Borrowers, or the enforcement of any lien or realization upon any security Lender may at any time possess. Each Borrower consents and agrees that Lender shall be under no obligation to marshal any assets of any Borrower against or in payment of any or all of the Obligations.

19.3	Financial Condition of Borrowers. Each Borrower acknowledges that it is presently informed as to the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower hereby covenants that it will continue to keep informed as to the financial condition of the other Borrowers, the status of the other Borrowers and of all circumstances which bear upon the risk of nonpayment. Absent a written request from any Borrower to Lender for information, each Borrower hereby waives any and all rights it may have to require Lender to disclose to such Borrower any information which Lender may now or hereafter acquire concerning the condition or circumstances of the other Borrowers.

19.4	Continuing Liability. The liability of each Borrower under this Agreement and the related documents to which Borrowers are a party includes Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Obligations after prior Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Borrower hereby waives any right to revoke its liability under this Agreement and related documents as to future indebtedness.

19.5	Additional Waivers. Each Borrower absolutely, unconditionally, knowingly, and expressly waives:

(a)	(1) notice of acceptance hereof; (2) notice of any Loans or other financial accommodations made or extended under this Agreement and the related documents to which Borrowers are a party or the creation or existence of any Obligations; (3) notice of the amount of the Obligations, subject, however, to each Borrower’s right to make inquiry of Lender to ascertain the amount of the Obligations at any reasonable time; (4) notice of any adverse change in the financial condition of the other Borrowers or of any other fact that might increase such Borrower’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the related documents to which Borrowers are a party; and (6) all other notices (except if such notice is specifically required to be given to Borrowers hereunder or under the related documents to which Borrowers are a party) and demands to which such Borrower might otherwise be entitled.

(b)	its right to require Lender to institute suit against, or to exhaust any rights and remedies which Lender has or may have against, the other Borrowers or any third party, or against any collateral for the Obligations provided by the other Borrowers, or any third party. Each Borrower further waives any defense arising by reason of any disability or other defense (other than the defense that the Obligations shall have been fully and finally performed and indefeasibly paid) of the other Borrowers or by reason of the cessation from any cause whatsoever of the liability of the other Borrowers in respect thereof.

(c)	(1) any rights to assert against Lender any defense (legal or equitable), set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against the other Borrowers or any other party liable to Lender; (2) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (3) any defense such Borrower has to performance hereunder, and any right such Borrower has to be exonerated, arising by reason of: the impairment or suspension of Lender’s rights or remedies against the other Borrowers; the alteration by Lender of the Obligations; any discharge of the other Borrowers’ obligations to Lender by operation of law as a result of Lender’s intervention or omission; or the acceptance by Lender of anything in partial satisfaction of the Obligations; and (4) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Borrower’s liability hereunder.

(d)	Each Borrower absolutely, unconditionally, knowingly, and expressly waives any defense arising by reason of or deriving from (i) any claim or defense based upon an election of remedies by Lender; or (ii) any election by Lender under Section 1111(b) of the Bankruptcy Code to limit the amount of, or any collateral securing, its claim against Borrowers.

(e)	Each Borrower hereby absolutely, unconditionally, knowingly, and expressly waives: (i) any right of subrogation such Borrower has or may have as against the other Borrowers with respect to the Obligations; (ii) any right to proceed against the other Borrowers or any other Person, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which such Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations; and (iii) any right to proceed or seek recourse against or with respect to any property or asset of the other Borrowers.

19.6	Settlements or Releases. Each Borrower consents and agrees that, without notice to or by such Borrower, and without affecting or impairing the liability of such Borrower hereunder, Lender may, by action or inaction:

(a)	compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce this Agreement and the related documents, or any part thereof, with respect to the other Borrowers or any Guarantor;

(b)	release the other Borrowers or any Guarantor or grant other indulgences to the other Borrowers or any Guarantor in respect thereof;

(c)	amend or modify in any manner and at any time (or from time to time) this Agreement or any of the related documents; or

(d)	release or substitute any Guarantor, if any, of the Obligations, or enforce, exchange, release, or waive any security for the Obligations or any other guaranty of the Obligations, or any portion thereof.

19.7	No Election. Lender shall have the right to seek recourse against each Borrower to the fullest extent provided for herein, and no election by Lender to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of Lender’s right to proceed in any other form of action or proceeding or against other parties unless Lender has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by Lender under this Agreement and the related documents shall serve to diminish the liability of any Borrower under this Agreement and the related documents to which Borrowers are a party except to the extent that Lender finally and unconditionally shall have realized indefeasible payment by such action or proceeding.

19.8	Indefeasible Payment. The Obligations shall not be considered indefeasibly paid unless and until all payments to Lender are no longer subject to any right on the part of any Person, including any Borrower, any Borrower as a debtor in possession, or any trustee (whether appointed pursuant to Debtor Relief Laws, or otherwise) of any Borrower’s Assets to invalidate or set aside such payments or to seek to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential. Upon such full and final performance and indefeasible payment of the Obligations (other than contingent indemnity obligations that are not then due and payable or for which any events or claims that would give rise thereto are not then pending), this Agreement and the liens created hereby shall terminate and Lender shall execute and deliver such documents, at Borrowers’ expense, as are necessary to release its liens in the Collateral and shall return any Collateral in its possession to Borrowers. Notwithstanding the foregoing, in the event that, for any reason, any portion of such payments to Lender is set aside or restored, whether voluntarily or involuntarily, after the making thereof, then the obligation intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made, and any Borrower shall be liable for the full amount Lender is required to repay plus any and all costs and expenses (including attorneys’ fees and attorneys’ fees incurred in proceedings brought under Debtor Relief Laws) paid by Lender in connection therewith.

19.9	Single Loan Account. At the request of Borrowers to facilitate and expedite the administration and accounting processes and procedures of the Advances, Lender has agreed, in lieu of maintaining separate loan accounts on Lender’s books in the name of each of the Borrowers, that Lender may maintain a single loan account under the name of all Borrowers (the “Loan Account”). All Loans shall be made jointly and severally to Borrowers and shall be charged to the Loan Account, together with all interest and other charges as permitted under and pursuant to the related documents. The Loan Account shall be credited with all repayments of Obligations received by Lender, on behalf of Borrowers, from any Borrower pursuant to the terms of the related documents.

19.10	Apportionment of Proceeds of Loans. Each Borrower expressly agrees and acknowledges that Lender shall have no responsibility to inquire into the correctness of the apportionment or allocation of or any disposition by any of Borrowers of (a) the Advances, or (b) any of the expenses and other items charged to the Loan Account pursuant to this Agreement. The Advances and such expenses and other items shall be made for the collective, joint, and several account of Borrowers and shall be charged to the Loan Account.

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20.	NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

IN WITNESS WHEREOF, Borrowers and Lender have executed this Agreement on the day and year above written.

BORROWERS:		LENDER:

DIGITAL TURBINE, INC.		WESTERN ALLIANCE BANK, AN ARIZONA
a Delaware corporation		CORPORATION

By:	/s/ J. Barrett Garrison	By:	/s/ Justin Vogel
Name:	J. Barrett Garrison	Name:	Justin Vogel
Title:	CFO	Title:	Vice President

Address for Notices:		Address for Notices:
1300 Guadalupe, Suite 302		55 Almaden Blvd.
Austin, TX 78701		San Jose, CA 95113
Fax:		Fax: (408) 423-8520
Attn: Lee Shodiss

DIGITAL TURBINE USA, INC., a Delaware corporation

By:	/s/ J. Barrett Garrison
Name:	J. Barrett Garrison
Title:	CFO

Address for Notices:
1300 Guadalupe, Suite 302
Austin, TX 78701

DIGITAL TURBINE MEDIA, INC., a Delaware corporation

By:	/s/ J. Barrett Garrison
Name:	J. Barrett Garrison
Title:	CFO

Address for Notices:
1300 Guadalupe, Suite 302
Austin, TX 78701

Business Financing Agreement

Exhibit A to Business Financing Agreement
Form of Compliance Certificate

Exhibit B to Business Financing Agreement
Form of Domestic Borrowing Base Certificate

Exhibit C to Business Financing Agreement
Form of EXIM Borrowing Base Certificate